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Prospectus Supplement

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-221706

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee

7.75% Senior Notes due 2026	$1,000,000,000	$124,500(1)

(1)
The total filing fee of $124,500 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 21, 2017)

Ensco plc

$1,000,000,000 7.75% Senior Notes due 2026

        This is an offering of $1,000,000,000 aggregate principal amount of our 7.75% Senior Notes due 2026 (the "notes"). The notes will mature on February 1, 2026. We will pay interest on the notes on February 1 and August 1 of each year, commencing August 1, 2018. We may redeem the notes, in whole at any time or in part from time to time prior to their maturity, as described under "Description of Notes—Optional Redemption."

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt. The notes will be structurally subordinated to all debt and other liabilities of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt.

        If a change of control triggering event occurs, unless we have exercised our option to redeem the notes, we will be required, subject to certain exceptions, to make an offer to each holder of notes to repurchase all or any part of that holder's notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on those notes to the repurchase date.

        We are applying for listing of the notes on the New York Stock Exchange ("NYSE"). We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. Currently, there is no public market for the notes. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-10.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial price to public	$1,000	$1,000,000,000
Underwriting discount	$14.55	$14,550,000
Proceeds, before expenses, to Ensco	$985.45	$985,450,000

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, SA, and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York, on or about January 26, 2018.

        Joint Global Coordinators and Bookrunners

Deutsche Bank Securities	Citigroup

Joint Book-Running Managers

BofA Merrill Lynch	HSBC	DNB Markets	BNP PARIBAS	Morgan Stanley

Co-Manager

SEB

        The date of this prospectus supplement is January 11, 2018.

Prospectus Supplement

Prospectus

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a public limited company organized under the laws of England and Wales. As a result, it may be difficult for you to effect service of process or enforce judgments obtained against us within the United States (the "U.S."), predicated upon the civil liability provisions of the federal securities laws of the U.S. There is doubt as to the enforceability of civil liabilities predicated on U.S. federal securities laws in England, either in original actions or in actions for enforcement of judgments of U.S. courts.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes and this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

        Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information; Incorporation by Reference."

        Neither we nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making any offer or sale of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the

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accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

MARKET AND INDUSTRY DATA

        Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus have been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein.

ROUNDING ADJUSTMENTS

        Certain figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the numbers that precede them. Percentage figures included in this prospectus supplement have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this prospectus supplement may vary from those obtained by performing the same calculations using the figures contained herein or in the financial statements incorporated by reference herein. Certain other amounts that appear in this prospectus supplement may not sum due to rounding.

NON-GAAP FINANCIAL MEASURES

        This prospectus supplement contains certain non-GAAP financial measures, which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") (such measures being, "non-GAAP financial measures"). Specifically, this prospectus supplement includes the non-GAAP financial measure "Adjusted EBITDA" as a supplemental measure of Ensco's performance. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, operating income, net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP.

        Ensco defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals and transaction costs. The definition of Adjusted EBITDA may not be the same as similarly named measures used by other companies. Ensco has included information regarding Adjusted EBITDA in this prospectus supplement because its management believes that this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers in Ensco's industry. Ensco's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or nonrecurring items.

        Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analyses of Ensco's income or cash flows as reported under GAAP. Ensco compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only for supplemental purposes. Adjusted EBITDA should not be considered as a measure of discretionary cash available to Ensco to invest in

S-ii

the growth of its business or fund its cash needs. Please see Ensco's audited consolidated and unaudited condensed consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement. For a description of how Adjusted EBITDA is calculated from Ensco's net income (loss) attributable to Ensco and a reconciliation of Ensco's Adjusted EBITDA to net income (loss), see the section entitled "Summary Historical Financial Information" included elsewhere in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, including the information incorporated by reference herein, includes forward-looking statements. Forward-looking statements usually relate to future events and are often identified by the words, "will," "may," "should," "continue," "anticipate," "believe," "expect," "plan," "forecast," "project," "estimate," "intend," "could," "might" and words of a similar nature. These statements are not guarantees of future performance, circumstances or events. They are based on facts and circumstances as of the date the statements are made. Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, the risks and uncertainties described in our most recent Annual Report on Form 10-K and subsequently filed quarterly reports on Form 10-Q. Please also see "Risk Factors" beginning on page S-10 of this prospectus supplement and the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequently filed Quarterly Reports on Form 10-Q and other cautionary statements included in this prospectus supplement, the accompanying prospectus and our other filings with the SEC, for additional information about risks and uncertainties applicable to the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, the prospectus.

        We incorporate information into the prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus, except to the extent superseded by information contained herein or by information contained in documents subsequently filed with the SEC. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  Ensco's Annual Report on Form 10-K for the year ended December 31, 2016 (the "Form 10-K");

  •
  Ensco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

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  •
  The information included in Ensco's Definitive Proxy Statement on Schedule 14A filed on March 31, 2017 to the extent incorporated by reference in Part III of the Form 10-K;

  •
  Ensco's Current Reports on Form 8-K filed on January 11, 2017, January 23, 2017, March 10, 2017, May 23, 2017, May 30, 2017 (two reports; excluding Item 7.01 and related exhibits), September 28, 2017, October 5, 2017 (Item 5.07 only), October 6, 2017 (excluding Item 7.01 and related exhibits) (as amended by Current Report on Form 8-K/A filed on December 15, 2017 (the "December Form 8-K/A")), October 13, 2017, October 25, 2017 (excluding Item 2.02 and related exhibits), December 15, 2017 (the "December Form 8-K") and January 10, 2018; and

  •
  The financial statements and pro forma financial information filed as exhibits 99.1 of the December Form 8-K and 99.2, 99.3 and 99.4 of the December Form 8-K/A.

        We also incorporate by reference into the prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") from the date of this prospectus supplement to the completion of the offering of the notes. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

        You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into the prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
+1 (713) 789-1400

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SUMMARY

        The following is a summary of selected information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. This summary is not complete and does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference to understand fully the terms of the notes, as well as the tax and other considerations that are important in making your investment decision. Unless the context requires otherwise or we specifically indicate otherwise, the terms "Ensco," "Company," "we," "us" and "our" refer to Ensco plc together with all subsidiaries and predecessors. For purposes of this prospectus supplement, the twelve month period ended September 30, 2017 is referred to herein as the "LTM Period" or "LTM."

 Ensco plc

        Ensco is a global offshore contract drilling company. We currently own and operate an offshore drilling rig fleet of 62 rigs, including three rigs that we currently have under construction, with drilling operations in most of the strategic markets around the globe. Our rig fleet consists of 12 drillships, 11 dynamically positioned semisubmersible rigs, four moored semisubmersible rigs and 38 jackup rigs. Our offshore rig fleet is the world's largest amongst competitive, publicly-traded contract drillers and includes one of the newest ultra-deepwater fleets in the industry and a leading premium jackup fleet.

        Our customers include many of the leading national and international oil companies, in addition to many independent operators. We are among the most geographically diverse offshore drilling companies, with current operations and drilling contracts spanning 14 countries on six continents. The markets in which we operate include the U.S. Gulf of Mexico, Mexico, Brazil, the Mediterranean, the North Sea, the Middle East, West Africa, Australia and Southeast Asia.

        Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ and our telephone number is +44 (0) 20 7659 4660. We are registered in England and Wales under company number 7023598. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Recent Developments

        On October 6, 2017, we completed our acquisition of Atwood Oceanics, Inc. ("Atwood"). The acquisition is expected to strengthen our position as the leader in offshore drilling across a wide range of water depths around the world. The acquisition significantly enhances the capabilities of our rig fleet and improves our ability to meet future customer demand with the highest-specification assets. Total consideration delivered to Atwood shareholders in the acquisition consisted of 132.2 million Class A ordinary shares. In addition, we utilized acquired cash of $445.4 million and cash on hand from the liquidation of short-term investments to repay Atwood's debt and accrued interest of $1.3 billion. Following the acquisition, we continue to focus on our fleet management strategy in light of the new composition of our rig fleet and are reviewing our fleet as we continue positioning Ensco for the future. As part of our review, we may act opportunistically from time to time to monetize assets in order to further enhance the company's liquidity profile, in addition to selling or disposing of older, lower-specification or non-strategic rigs.

        In October 2017, we amended our revolving credit facility ("Credit Facility") to extend the final maturity date by two years. Previously, our Credit Facility had a borrowing capacity of $2.25 billion through September 2019 that declined to $1.13 billion through September 2020. Subsequent to the amendment, our borrowing capacity is $2.0 billion through September 2019 and declines to $1.3 billion through September 2020 and to $1.2 billion through September 2022. The credit agreement governing our Credit Facility includes an accordion feature allowing us to increase the commitments expiring in September 2022 up to an aggregate amount not to exceed $1.5 billion. The amendment to the Credit Facility also added guarantees from certain of our rig-owning subsidiaries. As of September 30, 2017, we were in compliance in all material respects with our covenants under the Credit Facility. We had no amounts outstanding under the Credit Facility as of September 30, 2017 and December 31, 2016.

        We estimate our backlog was $2.8 billion as of December 31, 2017 as compared to $3.2 billion, on a pro forma basis adjusted for the Atwood acquisition, as of September 30, 2017. The reduction is the result of a $260 million decline in backlog with respect to our floaters primarily due to revenues realized during the fourth quarter, partially offset by new contract awards for ENSCO 8504, ENSCO 8503 and ENSCO 8505. In addition, our jackup backlog declined by $110 million primarily due to revenues realized during the fourth quarter, partially offset by new contract awards for ENSCO 107 and ENSCO 75.

        From time to time and particularly during a market downturn, customers may seek to engage in discussions regarding revised commercial terms. We are currently engaged in such discussions with our customer for the ENSCO DS-8 drilling contract. Our experience with these discussions are that they can lead to a blend and extend arrangement, no change to the contract or termination according to the termination for convenience provisions of the contract. There can be no assurance that we will be able to come to an agreement with our customer to revise the commercial terms of the ENSCO DS-8 drilling contract or that the contract will not be terminated.

        If we negotiate a blend and extend arrangement with our ENSCO DS-8 customer, the contract term would be extended but the day rate would be reduced for all or some portion of the contract term. If we are unable to reach an agreement on revised mutually beneficial commercial terms, the parties will remain subject to the terms of the DS-8 contract which provide that if the contract were terminated by the customer for convenience, Ensco would be paid daily termination fees through November 2020. For the first 90 days following any such termination, the daily termination fee paid by the customer would be equal to the then current operating day rate, currently approximately $620,000. For the remaining term through November 2020, the daily termination fee would be equal to 75% of the then current operating day rate, currently approximately $465,000. If the contract were terminated for convenience and the ENSCO DS-8 were re-contracted prior to November 2020 for a day rate less than the operating day rate, the customer would be obligated to compensate us for any difference between the re-contracted operating rate and the full operating day rate through to the end of the DS-8 contract. In accordance with these contract terms, if the drillship were to be re-contracted after such a termination, we would not anticipate that our financial results would be materially impacted during the re-contracted period. While we believe that the ENSCO DS-8's technical capabilities and operational excellence make the drillship a marketable asset, should the drillship not be re-contracted after a termination for convenience, the reduction in dayrate over the remaining term of the contract would be substantially offset by a reduction in operating costs, and we would expect no more than a $15 million per annum EBITDA impact for the remaining term through November 2020.

 Concurrent Tender Offers

        Concurrently with this notes offering, we are conducting cash tender offers for up to $985.0 million aggregate purchase price, subject to increase or decrease and exclusive of accrued interest, of our (i) 8.500% Senior Notes due 2019 (the "2019 notes"), (ii) 6.875% Senior Notes due 2020 (the "2020 notes") and (iii) 4.700% Senior Notes due 2021 (the "2021 notes" and, together with the 2019 notes and the 2020 notes, the "repurchase notes") issued by us and Pride International, Inc., our wholly owned subsidiary ("Pride"). The tender offers are scheduled to expire at 11:59 p.m., New York City time, on February 7, 2018, subject to our right to extend each tender offer. As of September 30, 2017, there was $237.5 million aggregate principal amount of 2019 notes outstanding, $450.9 million aggregate principal amount of 2020 notes outstanding and $269.7 million aggregate principal amount of 2021 notes outstanding. We intend to fund the purchase of the repurchase notes in the tender offers with the net proceeds from this offering. The tender offers are being made pursuant to an offer to purchase dated as of January 10, 2018 issued in connection with the tender offers. This prospectus supplement is not an offer to purchase any of the repurchase notes.

        The closing of the tender offers are conditioned on, among other things, the completion of this offering and our having obtained net proceeds from this offering (after underwriting discount but before expenses) sufficient to pay the aggregate purchase price of the repurchase notes in the tender offers, which conditions may be waived at our option; however, this offering is not conditioned on the closing of the tender offers. We are permitted, among other things, to amend, extend or terminate each tender offer, and there is no assurance that any of the tender offers will be consummated in accordance with its terms, or at all. Deutsche Bank Securities Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp., DNB Markets, Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Skandinaviska Enskilda Banken AB (publ) are acting as dealer managers for the tender offers. See "Use of Proceeds" and "Capitalization."

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. In this section, "Ensco," "we" or "our" refers to Ensco plc and not any of its subsidiaries.

Issuer	Ensco plc
Notes Offered	$1,000,000,000 principal amount of 7.75% Senior Notes due 2026
Maturity Dates	The notes will mature on February 1, 2026.
Interest Rates	Interest on the notes will accrue at a rate of 7.75% per annum.
Interest Payment Dates	Interest on the notes will be payable on February 1 and August 1 of each year, commencing August 1, 2018, and will accrue from the issue date.
Ranking
The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. The notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries, including the guarantees by the subsidiary guarantors under our Credit Facility. In addition, the notes will be effectively subordinated to all of the secured indebtedness of Ensco to the extent of the value of the assets securing such debt. As of September 30, 2017, (i) Ensco and its subsidiaries had outstanding $4,882.7 million of consolidated indebtedness (including $958.1 million of repurchase notes outstanding subject to the tender offers), (ii) Ensco's subsidiaries had approximately $1,987.9 million of indebtedness (consisting of $988.4 million ($688.4 million of which are repurchase notes subject to the tender offers) issued by Pride, $849.5 million issued by Ensco Jersey Finance Limited and $150.0 million issued by ENSCO International Incorporated), all of which would have been guaranteed by Ensco plc, and (iii) none of Ensco or its subsidiaries had any secured indebtedness. Neither Pride nor Ensco Jersey Finance Limited has material assets or operations.

Optional Redemption	We may redeem any or all of the notes, in whole at any time or in part from time to time prior to their maturity. If we elect to redeem the notes before November 1, 2025 (three months prior to the maturity date), we will pay an amount equal to 100% of the principal amount of the notes redeemed plus a "make-whole" premium. If we elect to redeem the notes on or after the date set forth in the preceding sentence, we will pay an amount equal to 100% of the principal amount of the notes redeemed. We also will pay accrued interest on the notes redeemed to the redemption date. See "Description of Notes—Optional Redemption."
Change of Control
If a Change of Control Triggering Event occurs (as defined under "Description of Notes—Change of Control Offer"), unless we have exercised our option to redeem the notes as described above, we will be required, subject to certain exceptions, to make an offer to each holder of notes to repurchase all or any part of that holder's notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on those notes to the repurchase date. See "Description of Notes—Change of Control Offer" in this prospectus supplement.
Tax Redemption
If certain changes in the law of any relevant Tax Jurisdiction (as defined in "Description of Notes—Additional Amounts") would require us to withhold taxes on payments on the notes and pay Additional Amounts with respect thereto, we may redeem the notes in whole, but not in part, at a redemption price of 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts (as defined in "Description of Notes"), if any, which otherwise would be payable to the date of redemption. See "Description of Notes—Redemption for Changes in Taxes."
Additional Amounts
If any deduction or withholding for, or on account of, any Taxes imposed by any Tax Jurisdiction will at any time be required to be made from any payments made under or with respect to the notes, subject to certain exceptions, we will pay such Additional Amounts as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction. See "Description of Notes—Additional Amounts."

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and the ability of certain subsidiaries to:
• create liens on certain assets;
• engage in certain sale/leaseback transactions; and
• merge, consolidate or transfer all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions.
Use of Proceeds
We intend to use a portion of the net proceeds from this offering to fund the purchase price, including any applicable tender premium, and accrued interest payable with respect to the repurchase notes in the tender offers. We intend to use any remaining net proceeds for general corporate purposes. See "Use of Proceeds."
Further Issues	We may "reopen" the notes and issue an unlimited principal amount of additional notes in the future without the consent of the holders.
Absence of Market
The notes are a new issue of securities with no established trading market. We cannot provide assurance as to the development or liquidity of any market for the notes as described in this prospectus supplement. See "Underwriting."
Listing	We are applying for listing of the notes on the NYSE.
Governing Law	State of New York
Risk Factors	Investing in the notes involves substantial risks. See "Risk Factors" in this prospectus supplement for a description of certain of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

        The following table presents Ensco's summary historical financial data as of and for the periods indicated. The information set forth below should be read in conjunction with Ensco's financial statements and accompanying notes thereto filed with the SEC on Form 10-K and Form 10-Q and referred to elsewhere in this prospectus supplement. See "Where You Can Find More Information; Incorporation by Reference." The summary historical financial information set forth below as of and for the years ended December 31, 2016, 2015 and 2014 has been taken from our audited financial statements. The summary historical financial information set below as of and for the nine month periods ended September 30, 2017 and 2016 has been taken from our unaudited financial statements. We have derived our consolidated financial information for the LTM Period by adding our summary financial information for the year ended December 31, 2016 and the summary financial information for the nine months ended September 30, 2017 and subtracting our summary financial information for the nine months ended September 31, 2016. The unaudited pro forma combined financial data for the LTM Period reflect adjustments to our historical financial results in connection with our acquisition of Atwood. The unaudited pro forma combined statement of operations data give effect to the acquisition as if such acquisition had occurred at the beginning of the LTM Period. The unaudited pro forma combined balance sheet data give effect to the acquisition as if such acquisition had occurred on September 30, 2017.

        The results of operations for the nine months ended September 30, 2017 and the LTM Period are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2017 or any future period. Further, the pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, is preliminary and does not reflect the possible impact on the combined company that may result as a consequence of the acquisition and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the LTM Period. You should read the data with the historical consolidated financial statements and related notes of Ensco and Atwood contained in their Annual Reports on Form 10-K for the years ended December 31, 2016 and September 30, 2016, respectively, and their subsequently filed Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017 (solely as it relates to Ensco), June 30, 2017, March 31, 2017 and December 31, 2016 (solely as it related to Atwood).

		Historical
	Twelve Months Ended September 30, 2017
		Nine Months Ended September 30,
				Year Ended December 31,
	Pro Forma Combined
		2017	2016	2016	2015	2014
Consolidated Statement of Operations Data
Revenues	$2,415	$1,389	$2,272	$2,776	$4,063	$4,565
Operating expenses
Contract drilling (exclusive of depreciation)	1,411	855	1,012	1,301	1,870	2,077
Loss on impairment	59	—	—	—	2,746	4,219
Depreciation	474	326	335	445	572	538
General and administrative	168	87	76	101	118	132

Operating income (loss)	303	121	849	929	(1,243)	(2,401)
Other income (expense), net	(180)	(151)	114	68	(228)	(148)
Income tax expense (benefit)	82	67	105	108	(14)	141

Income (loss) from continuing operations	41	(97)	858	889	(1,457)	(2,690)
Income (loss) from discontinued operations, net (1)	10	—	(2)	8	(129)	(1,199)

Net income (loss)	51	(97)	856	897	(1,586)	(3,889)
Net income (loss) attributable to noncontrolling interests	1	(1)	5	7	9	14

Net income (loss) attributable to Ensco	$50	$(96)	$851	$890	(1,595)	(3,903)

Consolidated Balance Sheet and Cash Flow Statement Data
Working capital	$1,216	$1,973	$1,876	$2,425	$1,510	$1,789
Total assets	14,781	13,683	13,602	14,375	13,611	16,023
Long-term debt, net of current portion	4,748	4,748	4,677	4,943	5,869	5,868
Ensco shareholders' equity	9,082	8,165	7,973	8,251	6,513	8,215
Cash flows from operating activities of continuing operations	—	220	995	1,077	1,698	2,058

Other Financial Data
Adjusted EBITDA (2)	$769	$400	$1,070	$1,233	$1,912	$2,232

(1)
See Note 10 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" of our Form 10-K for information on discontinued operations.

(2)
Ensco defines Adjusted EBITDA as net income (loss) before income (loss) from discontinued operations, other income (expense), interest expense, income tax expense (benefit), depreciation, amortization, loss on impairment, (gain) loss on asset disposals and transaction costs. See "Non-GAAP Financial Measures."

        The following table reconciles Ensco's net income (loss) to Adjusted EBITDA.

	Twelve Months Ended September 30, 2017
		Nine Months Ended September 30,
				Year Ended December 31,
	Pro Forma Combined
		2017	2016	2016	2015	2014
Net income (loss)	$51	$(97)	$856	$897	$(1,586)	$(3,889)
Less:
Income (loss) from discontinued operations, net of tax	10	—	(2)	8	(129)	(1,199)

Income (loss) from continuing operations	41	(97)	858	889	(1,457)	(2,690)
Add:
Income tax expense (benefit)	82	67	105	108	(14)	141
Interest expense	200	167	172	229	216	161
Other (income) expense	(20)	(16)	(286)	(297)	12	(13)

Operating income (loss)	303	121	849	929	(1,243)	(2,401)
Add:
Depreciation expense	474	326	335	445	572	538
Amortization, net (1)	(80)	(56)	(114)	(140)	(165)	(115)
Loss on impairment	59	—	—	—	2,746	4,219
(Gain) / loss on asset disposals	(2)	(1)	—	(1)	2	(9)
Transaction costs	15	10	—	—	—	—

Adjusted EBITDA	$769	$400	$1,070	$1,233	$1,912	$2,232

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, intangible amortization and other amortization.

RISK FACTORS

        Before purchasing any notes offered hereby, you should consider carefully the risks and uncertainties described below and in Item 1A "Risk Factors" in our Form 10-K and our subsequently filed quarterly reports on Form 10-Q, respectively, together with all of the other information included or incorporated by reference in this prospectus supplement and the prospectus. If any of the described risks actually were to occur, our business, financial condition, results of operations or growth prospects could be affected materially and adversely. In that case, our ability to fulfill our obligations under the notes could be materially affected, and you could lose all or part of your investment. The risks described below and in the documents we have incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

        This prospectus supplement and the documents we have incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference into this prospectus supplement.

Recently approved tax reforms may have an adverse impact on our business or holders of the notes.

        On December 20, 2017, Congress passed (and the President subsequently signed) an extensive overhaul of the U.S. federal tax code (the "Tax Legislation"). The Tax Legislation makes significant changes to the taxation of individuals and corporations, which could significantly affect our business, operations, financial condition and results of operations, and may have an adverse impact on investors in the Notes. Potential investors should consult their tax advisors about the Tax Legislation and its potential impact on making an investment in the Notes.

        We are evaluating the impact to us of the Tax Legislation. We currently expect to incur a one-time tax expense in the fourth quarter of 2017, which may be material. However, we have not completed our evaluation, and the ultimate amount of the tax expense will be based upon a number of factors, including completion of our consolidated financial statements as of and for the year ended December 31, 2017 and completion of our 2017 tax returns.

We may incur impairments as a result of declines in demand for offshore drilling rigs.

        We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. We have in the past recorded material impairments of long-lived assets and goodwill. We are evaluating the carrying value of our property and equipment in connection with the preparation of our annual financial statements. As a result of this evaluation, we may record impairments, which may be material, for the fourth quarter of 2017.

The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and effectively subordinated to claims by secured creditors of Ensco.

        We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. Consequently, our ability to repay our debt, including the notes, depends primarily upon our receipt of funds from our subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries. Our non-U.S. subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limitations.

        The notes will be obligations solely of Ensco and will not be guaranteed by any of our subsidiaries. The notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries, including the guarantees by the subsidiary guarantors under our Credit Facility. Our subsidiaries have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations. The indenture governing the notes will not limit the ability of our subsidiaries to incur unsecured indebtedness. Any right that Ensco has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. The indenture governing the notes will not restrict the ability of our subsidiaries to enter into agreements or other arrangements that have the effect of prohibiting or restricting their ability to pay dividends or otherwise make distributions to Ensco. In addition, the notes will be effectively subordinated to claims by any secured creditors Ensco may have to the extent of the value of the assets securing such claims. The indenture governing the notes will permit us to incur a substantial amount of secured indebtedness. As of September 30, 2017, (i) Ensco and its subsidiaries had outstanding $4,882.7 million of consolidated indebtedness (including $958.1 million of repurchase notes outstanding subject to the tender offers), (ii) Ensco's subsidiaries had approximately $1,987.9 million of indebtedness (consisting of $988.4 million ($688.4 million of which are repurchase notes subject to the tender offers) issued by Pride, $849.5 million issued by Ensco Jersey Finance Limited and $150.0 million issued by ENSCO International Incorporated), all of which would have been guaranteed by Ensco plc, and (iii) none of Ensco or its subsidiaries had any secured indebtedness. Neither Pride nor Ensco Jersey Finance Limited has material assets or operations.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. As of September 30, 2017 (without giving effect to this offering), we had total indebtedness of $4,882.7 million, and we had $2.0 billion of total additional borrowing capacity under our revolving credit facility.

        Our ability to make scheduled payments of principal of, to pay the interest or premium, if any, on, or to refinance our indebtedness (including the notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. Furthermore, our leverage could adversely affect our business. In particular, it could make us vulnerable to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing, limit our ability to pursue certain operational and strategic opportunities, reduce our flexibility to respond to changing business and economic conditions and increase borrowing costs.

The protections provided in the indenture and the notes are limited, and we may take actions that could adversely affect the notes.

        The indenture governing the notes contains limited covenants, including those restricting our ability and our subsidiaries' ability to create certain liens and enter into certain sale and leaseback transactions. The indenture will not restrict our ability to engage in, or to otherwise be a party to, a variety of other corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes. The limited covenants contained in the indenture and the notes would not necessarily afford holders of the notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect such holders, including by increasing the amount of our indebtedness outstanding at such time or otherwise affecting our capital structure. In addition, the limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See "Description of Notes—Restrictive Covenants." In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

We may not be able to repurchase the notes upon a change of control.

        Upon a Change of Control Triggering Event, as defined under "Description of Notes—Change of Control Offer," we would be required to offer to repurchase all or any part of the notes then outstanding at a price equal to 101% of the aggregate principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, subject to certain exceptions, unless we have exercised our option to redeem the notes in whole. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on favorable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may result in defaults and acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control triggering event under the indenture. See "Description of Notes—Change of Control Offer."

        Certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers, asset sales or similar transactions, may not constitute a Change of Control under the indenture governing the notes or, even if they do constitute a Change of Control, may not result in a Rating Decline within 90 days following consummation thereof, and thus would not permit the holders of the notes to require us to repurchase the notes. In addition, the definition of Change of Control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another person or group may be uncertain.

Active trading markets may not develop or be maintained for the notes.

        The notes are a new issue of securities and there is no public trading market for the notes. We intend to apply for the listing of the notes on the NYSE; however, we can give no assurances that these notes will be so listed. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters may cease their market-making at any time. The liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop or be maintained for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

        The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

Our debt ratings have been downgraded recently. Any adverse rating of the notes may cause their trading price to fall.

        Moody's Investor Services, Inc. and S&P Global Ratings downgraded our credit rating in October 2017. Both rating agencies periodically review our credit ratings as well as the offshore drilling sector more generally, and have downgraded other offshore drilling companies based on concerns about general industry conditions. There can be no assurance that we will be able to maintain our credit ratings, and if there are further downgrades of our credit rating, or notices of potential downgrades, the trading prices of the notes could decline.

Investor enforcement of civil judgments against us may be more difficult.

        Because we are a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would be obtained against a U.S. company. In addition, it may be more difficult (or impossible) to bring some types of claims against us in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court.

Redemption or repurchase may adversely affect your return on the notes.

        The notes are redeemable at any time at our option, and therefore we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. In addition, we may redeem the notes at any time if due to certain changes in tax laws we are required to withhold taxes on payments on the notes and pay additional amounts with respect thereto. See "Description of Notes—Optional Redemption" and "Description of Notes—Redemption for Changes in Taxes." Further, if a change of control triggering event occurs, unless we have exercised our option to redeem the notes, we will be required, subject to certain exceptions, to make an offer to each holder of notes to repurchase all or any part of that holder's notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on those notes to the repurchase date, as described under "Description of Notes—Change of Control Offer." Any such redemption or repurchase may occur at a time when you may not be able to reinvest the redemption or repurchase proceeds in a comparable security at an effective interest rate as high as that borne by the notes.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately $983.5 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the purchase price, including any applicable tender premium, payable with respect to the repurchase notes in the tender offers, as well as for general corporate purposes. General corporate purposes may include repayment of debt (including additional repurchase notes), acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Outstanding notes surrendered in the tender offers will not be reissued. See "Summary—Concurrent Tender Offers."

        The 2019 notes have a fixed interest rate of 8.50% per annum and mature on June 15, 2019. The 2020 notes have a fixed interest rate of 6.875% per annum and mature on August 15, 2020. The 2021 notes have a fixed interest rate of 4.70% per annum and mature on March 15, 2021.

        Certain of the underwriters and their respective affiliates may hold positions in our outstanding notes, including the repurchase notes, and therefore may receive a portion of the net proceeds from this offering if we redeem any of those notes or purchase any of the repurchase notes pursuant to the tender offers.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of September 30, 2017:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (i) the issuance and sale of $1 billion aggregate principal amount of notes in this offering and (ii) the use of net proceeds from this offering, before estimated offering expenses payable by us, as set forth under "Use of Proceeds," assuming a maximum aggregate purchase price of the repurchase notes of $985.0 million and participation by the holders of 100% of the aggregate principal amount of the 2019 notes, 40% of the aggregate principal amount of the 2020 notes and 15% of the aggregate principal amount of the 2021 notes (in each case with the applicable early tender premium).

        This offering is not conditioned on the consummation of the tender offers or the tender of any specified amount of repurchase notes in the tender offers. There can be no assurance that we will consummate the tender offers, which are subject to market conditions and other factors. If the tender offers are not consummated or the net proceeds from this offering exceed the total consideration payable in the tender offers, we intend to use the remaining net proceeds from this offering for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Such use of the net proceeds of this offering is not reflected in the following table.

        You should read this table in conjunction with our historical financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus for additional information about our capital structure. The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

	As of September 30, 2017
	Actual (1)	As Adjusted
	(In millions)
Cash and cash equivalents (2)	$724.4	$1,217.4
Short-term investments (2)	1,069.8	1,069.8
Debt, including current maturities:
Revolving credit facility (3)	—	—
8.50% Senior Notes due 2019 (4)	237.5	—
6.875% Senior Notes due 2020 (4)	450.9	270.5
3.00% Exchangeable Senior Notes due 2024 (5)	849.5	849.5
7.20% Debentures due 2027 (6)	150.0	150.0
7.875% Senior Notes due 2040 (4)	300.0	300.0
4.70% Senior Notes due 2021	269.7	229.9
4.50% Senior Notes due 2024	623.3	623.3
8.00% Senior Notes due 2024	332.0	332.0
5.20% Senior Notes due 2025	669.3	669.3
5.75% Senior Notes due 2044	1,000.5	1,000.5
7.75% Senior Notes due 2026 offered hereby	—	1,000.0
Total debt	4,882.7	5,425.0

Total equity	8,167.3	8,167.3

Total capitalization	$13,050.0	$13,592.3

(1)
The debt figures below represent the principal amount outstanding for each respective instrument and therefore differ from their carrying amounts reflected in our financial statements due to the exclusion of certain unamortized deferred financing costs, discounts and premiums.

(2)
As of December 31, 2017, our combined cash and cash equivalent and short-term investment balance was $889 million. Additionally, on January 5, 2018, we made a payment of $208 million which comprises the substantial majority of the remaining shipyard payments for ENSCO 123.

(3)
As of September 30, 2017, there were no borrowings or letters of credit outstanding under our $2.0 billion revolving credit facility.

(4)
Issued by Pride, a wholly owned subsidiary with no material assets or operations, and guaranteed by Ensco plc.

(5)
Our exchangeable senior notes due 2024 were issued by our subsidiary Ensco Jersey Finance Limited, a Jersey Islands company, and guaranteed by Ensco plc.

(6)
Issued by ENSCO International Incorporated, a wholly owned subsidiary, and guaranteed by Ensco plc.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our pro forma ratio of earnings to fixed charges for the nine-month period ended September 30, 2017 and the year ended December 31, 2016 to give effect to the issuance of the notes and the use of a portion of the net proceeds to fund the purchase price, including any applicable tender premium, payable with respect to the repurchase notes in the tender offers as described under "Use of Proceeds" and "Capitalization." For our historical ratios of earnings to fixed charges, please see "Ratio of Earnings to Fixed Charges" in the accompanying prospectus.

	Nine Months Ended September 30, 2017		Year Ended December 31, 2016
Pro forma ratio of earnings to fixed charges		(1)	3.8x

(1)
For the nine-month period ended September 30, 2017, our earnings were inadequate to cover our fixed charges on a pro forma basis described above by $125.1 million.

        For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to non-controlling interests and interest capitalized. "Fixed charges" consist of interest expensed and capitalized and estimates of interest within rental expense. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings.

DESCRIPTION OF NOTES

        We have summarized selected provisions of the notes below. We will issue the notes under the indenture, dated as of March 17, 2011 (the "base indenture"), between us and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a fifth supplemental indenture establishing the terms of the notes. When we refer to the "indenture" we mean the base indenture as supplemented by the fifth supplemental indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The notes will be a separate series of senior debt securities under the indenture. We urge you to read the base indenture and related supplemental indenture because they, and not this description, define your rights as holders of the notes. Copies of the base indenture and related supplemental indenture are available as set forth under the caption "Where You Can Find More Information; Incorporation by Reference." Our 4.70% Senior Notes due 2021, 5.20% Senior Notes due 2025, 4.50% Senior Notes due 2024, 8.00% Senior Notes due 2024 and 5.75% Senior Notes due 2044 are currently outstanding under the base indenture.

        As used in this "Description of Notes" section, references to "Ensco," "we," "our" or "us" refer solely to Ensco plc and not to any of its Subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under "—Definitions" and in other parts of this description.

General

        The notes will mature on February 1, 2026 and will bear interest at 7.75% per year. Interest on the notes will accrue from the Issue Date. We will pay interest semi-annually on February 1 and August 1 of each year, commencing on August 1, 2018 and will pay interest to the person in whose name a note is registered at the close of business on the January 15 or July 15 preceding the interest payment date. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months, will make payments on the notes at the offices of the trustee and any paying agent and may make payments by wire transfer for the notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

        We will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

        We may "reopen" the notes and issue an unlimited principal amount of additional notes in the future without the consent of the holders, provided that such additional notes will not have the same CUSIP, ISIN or other identifying numbers as the outstanding notes unless such additional notes are fungible with the outstanding notes for U.S. federal income tax purposes.

Optional Redemption

        We may redeem the notes, in whole at any time or in part from time to time, prior to their maturity. If we elect to redeem the notes before the Par Call Date, we will pay a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the notes to be redeemed; and

  (2)
  the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus accrued interest thereon to the date of redemption.

        If we elect to redeem the notes on or after the Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed plus accrued interest thereon to the date of redemption.

        Notwithstanding the foregoing, installments of interest on the notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date of the notes and the indenture.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes (assuming, for this purpose, that such notes matured on the Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of two Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Par Call Date" means November 1, 2025 (three months prior to the maturity date of the notes).

        "Quotation Agent" means the Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means each of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Notice of any redemption described under "—Optional Redemption" will be mailed at least 15 days, but not more than 60 days, before the redemption date to each holder (with a copy to the trustee) of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate and in accordance with any applicable procedures of DTC, in the case of notes that are not represented by a global security.

        We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Change of Control Offer

        If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above under "—Optional Redemption," we will be required to make an offer (the "change of control offer") to each holder of notes to repurchase all or any part of that holder's notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on those notes to the repurchase date (the "change of control payment"), subject to the rights of holders of the notes on a regular record date to receive interest due on the related interest payment date falling on or prior to the repurchase date.

        Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, we will mail a notice to holders of the notes, with a copy to the trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "change of control payment date"). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the change of control payment date. In the event that such offer to purchase fails to satisfy the condition in the preceding sentence, we will cause another notice meeting the aforementioned requirements to be mailed to holders of the notes.

        On the change of control payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

  •
  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        The paying agent will promptly transmit to each holder of properly tendered notes the change of control payment for the notes being repurchased, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion, if any, of any notes surrendered, provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        We will not be required to make a change of control offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

        Upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in the amount of the change of control payment in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

Ranking

        The notes will constitute our senior unsecured debt and will rank equally in right of payment with our senior unsecured debt from time to time outstanding and senior in right of payment to any future subordinated debt from time to time outstanding. The notes will be effectively junior to our secured debt from time to time outstanding to the extent of the value of the assets securing that debt.

        We are a holding company and do not conduct any business operations or have any significant assets other than interests in our Subsidiaries. We currently conduct our operations through both U.S. and non-U.S. Subsidiaries, and our operating income and cash flow are generated by our Subsidiaries. As a result, cash we obtain from our Subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our Subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be obligations solely of us and will not be guaranteed by any of our Subsidiaries. Therefore, holders of the notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our Subsidiaries with respect to their assets and earnings.

Additional Amounts

        All payments made under or with respect to the notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest, additions to tax and other liabilities related thereto) (collectively, "Taxes") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which we are organized, resident or doing business for Tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by us or the paying agent or any department or political subdivision thereof or therein (each, a "Tax Jurisdiction") will at any time be required to be made from any payments made under or with respect to the notes, including payments of principal, redemption price, interest or premium, we will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

  (1)
  any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the notes and the relevant Tax Jurisdiction (other than any connection arising solely from the acquisition, ownership, holding or disposition of the notes, the enforcement of rights under the notes and/or the receipt of any payments in respect of the notes);

  (2)
  any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the notes to comply with any certification, identification, information, documentation, or other reporting requirements, including an application for relief under an applicable double Tax treaty, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction or is a resident of an applicable Tax treaty jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally eligible to provide such certification or documentation; provided, however, that in the event that any such requirements are imposed as a result of an amendment to, or change in, any laws, Tax treaties, regulations or rulings (or any official administrative or judicial interpretation thereof) after the Issue Date, this paragraph (2) will apply only if we notify the trustee, at least 30 days before any such withholding or deduction would be payable, that holders or beneficial owners must comply with such certification, identification, information, documentation or other reporting requirements;

  (3)
  any Taxes, to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

  (4)
  any estate, inheritance, gift, transfer, personal property or similar Tax;

  (5)
  any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to the notes; or

  (6)
  any combination of the above items.

        We also will not pay any Additional Amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that the obligation to pay Additional Amounts would be reduced or eliminated by transferring the notes in question to the sole beneficial owner, but only if there is no material commercial or legal impediment to, or material cost associated with, transferring the notes to the sole beneficial owner.

        In addition to the foregoing, we will also pay and indemnify the holder for any present or future stamp, stamp duty, stamp duty reserve tax, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest, additions to Tax and other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the notes, the indenture or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the notes.

        If we become aware that we will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

        We will timely make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. We will furnish to the trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by us, or if receipts are not reasonably available, other evidence of payment reasonably satisfactory to the trustee.

        Whenever in the indenture or in this "Description of Notes" there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes such mention shall be deemed to include the payment to the paying agent of Additional Amounts, if applicable.

        The obligations under this section will survive any termination, defeasance or discharge of the indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is organized, resident or doing business for Tax purposes or any jurisdiction from or through which such Person or its paying agent makes any payment on the notes and, in each case, any department or political subdivision thereof or therein.

Redemption for Changes in Taxes

        We may redeem the notes, in whole but not in part, at our option upon giving not less than 30 nor more than 60 days' prior written notice to the trustee and the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable, if on the next date on which any amount would be payable in respect of the notes, we would be required to pay Additional Amounts, and we cannot avoid any such payment obligation by taking reasonable measures available to us, as a result of:

  (1)
  any amendment to, or change in, the laws, Tax treaties or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after the date of this prospectus supplement (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus supplement, such later date); or

  (2)
  any amendment to, or change in, an official interpretation or application regarding such laws, Tax treaties, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction which is announced and becomes effective after the date of this prospectus supplement (or, if the applicable

    Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus supplement, such later date).

        We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to pay Additional Amounts or more than 365 days after the applicable law change takes effect, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

Restrictive Covenants

Limitation on Liens

        We will not, and will not permit any of our Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if we so determine, any other Indebtedness or other obligation of us or any Subsidiary) shall be secured equally and ratably with (or, at our option, prior to) the Indebtedness so secured by a Lien on the same assets of us or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

        Notwithstanding the foregoing, we and our Subsidiaries may, without securing the notes, incur, issue or assume Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of us and our Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/ Leaseback Transactions in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (i) of the third bullet below under "Limitation on Sale Leaseback Transactions") does not at any one time exceed 15% of Consolidated Net Tangible Assets.

        For purposes of this covenant, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Limitation on Sale/Leaseback Transactions

        So long as the notes are outstanding, we will not, and we will not permit any Subsidiary to, sell or transfer (other than to us or a Wholly Owned Subsidiary) any Principal Property, whether owned at the date of the indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Indebtedness in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 15% of Consolidated Net Tangible Assets.

        Notwithstanding the foregoing, we or any Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by our Board of Directors and:

  •
  we or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the notes pursuant to such covenant;

  •
  after the Issue Date and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in the ordinary course of our business and that of our Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the following bullet or as otherwise permitted); or

  •
  we, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by our Board of Directors, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us as set forth in the preceding bullet), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us plus any amount expended to acquire any Principal Properties at fair value, within such nine month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us or any of our Subsidiaries during such period.

Consolidation, Merger and Sale of Assets

        We will not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not we are the surviving Person); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Subsidiaries' properties or assets taken as a whole, or (3) assign any of our obligations under the notes and the indenture, in one or more related transactions, to another Person; unless:

  (i)
  either: (A) we are the surviving or continuing Person; or (B) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an Entity, validly organized and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any state of the United States, the District of Columbia, the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Ireland, or any other member country of the European Union;

  (ii)
  the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture;

  (iii)
  immediately after such transaction no Default or Event of Default exists; and

  (iv)
  we shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or sale, assignment, transfer, conveyance or other disposition of such properties or assets or assignment of our obligations under the notes and the indenture and such supplemental indenture, if any, comply with the indenture.

        We will not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

        Notwithstanding the foregoing, the limitations described above shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries.

Events of Default

        An "Event of Default" on the notes occurs if:

  (1)
  we default in the payment of interest on any note when the same becomes due and payable and the Default continues for a period of 30 days;

  (2)
  we default in the payment of the principal of any note when the same becomes due and payable at maturity, upon redemption or otherwise;

  (3)
  we fail to comply with any of our other agreements in the notes or the indenture (as they relate thereto), which shall not have been remedied within the specified period after written notice, as specified below;

  (4)
  we pursuant to or within the meaning of any Bankruptcy Law shall:

  (a)
  commence a voluntary case,

  (b)
  consent to the entry of an order for relief against us in an involuntary case,

  (c)
  consent to the appointment of a Custodian of us for all or substantially all of the property of us, or

  (d)
  make a general assignment for the benefit of creditors; or

  (5)
  a court of competent jurisdiction enters into an order or decree under any Bankruptcy Law that:

  (a)
  is for relief against us in an involuntary case, or

  (b)
  appoints a Custodian of us or substantially all of the property of us, or

  (c)
  orders the liquidation of us,

and the order or decree remains unstayed and in effect for 60 days.

        The term "Bankruptcy Law" means the Bankruptcy Act or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        If any Event of Default (other than an Event of Default specified in clause (4) or (5) above) with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon any such declaration, the notes shall become due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). Notwithstanding the foregoing, if an Event of Default specified in clause (4) or (5) above hereof occurs with respect to us, all outstanding notes shall become due and payable without further action or notice.

        Notwithstanding the foregoing, a Default under clause (3) above is not an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding notes notify us and the trustee, of the Default, and we fail to cure the Default within 90 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

        Holders of not less than a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the notes (including in connection with an offer to purchase) (provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, including any related payment Default that resulted from such acceleration, with respect to the notes). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Modification and Waiver

        We and the trustee may supplement or amend the indenture with respect to the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes. Without the consent of the holder of each note affected, however, no modification may:

  •
  reduce the principal amount of the then outstanding notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any notes or alter any of the provisions with respect to the redemption of the notes;

  •
  reduce the rate of or change the time for payment of interest on any note;

  •
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of notes of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment Default that resulted from such acceleration);

  •
  make any note payable in money other than that stated in the note;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

  •
  waive a redemption payment with respect to any note;

  •
  cause the notes to become subordinated in right of payment to any other Indebtedness; or

  •
  make any change in the foregoing amendment and waiver provisions.

        We and the trustee may supplement or amend the indenture or waive any provision of that indenture without the consent of any holders of the notes in certain circumstances, including:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the indenture related to the forms of notes (including the related definitions) in a manner that does not adversely affect any holder in any material respect;

  •
  to provide for the assumption of our obligations to the holders of the notes by a successor to us pursuant to provisions of the indenture described under "Consolidation, Merger and Sale of Assets";

  •
  to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights hereunder of any such holder in any material respect or to surrender any right or power conferred upon us;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  •
  to change or eliminate any of the provisions of the indenture; provided that any such change or elimination becomes effective only when there are no outstanding notes created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by the change in or elimination of the provision;

  •
  to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of notes pursuant to the indenture; provided, that any such action does not adversely affect the interest of the holders of the notes in any material respect;

  •
  to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms thereof;

  •
  to add a guarantor of the notes; and

  •
  to conform any provision to this "Description of Notes" section.

        The holders of a majority in principal amount of the outstanding notes may waive any existing or past Default or Event of Default with respect to such notes. Those holders may not, however, waive any Default or Event of Default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

        Defeasance.    When we use the term "defeasance," we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the notes issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the notes ("legal defeasance"); or

  •
  we will no longer have any obligation to comply with specified restrictive covenants with respect to the notes, the covenant described under "—Consolidation, Merger and Sales of Assets" and other specified covenants under the applicable indenture, and the related Events of Default will no longer apply ("covenant defeasance").

        If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to authenticate and deliver temporary securities, register the transfer or exchange of notes, replace mutilated, destroyed, lost and stolen notes and maintain paying agencies. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Satisfaction and Discharge.    In addition, the indenture will cease to be of further effect with respect to the notes, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

  •
  either

  •
  all such notes theretofore authenticated and delivered (other than (i) such notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) such notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or

  •
  all such notes not theretofore delivered to the trustee for cancellation:

  •
  have become due and payable,

  •
  will become due and payable at their Stated Maturity within one year, or

  •
  are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

    and we, in the case of the three preceding bullets, have deposited or caused to be deposited with the trustee, as funds in trust for such purpose, an amount in U.S. dollars or U.S. government obligations maturing as to principal and interest in such amounts and at such times as will, together with any interest thereon (but without consideration of the reinvestment of such interest), be sufficient to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit

    (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable by us with respect to the notes; and

  •
  we have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture or relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

The Trustee

        Deutsche Bank Trust Company Americas is the trustee under the indenture. Deutsche Bank Trust Company Americas and its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees.

        The Trust Indenture Act contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payments of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a Default under the indenture, unless the Default has been cured, waived or otherwise eliminated within the 90-day period.

Payment; Paying Agents and Transfer Agents

        The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the Person entitled to the payment as it appears in the security register.

        If the principal of or any premium or interest on the notes is payable on a day that is not a business day, the payment will be made on the following business day. Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for three years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Definitions

        "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

        "Bankruptcy Act" means the Bankruptcy Act or Title 11 of the United States Code, as amended.

        "Board of Directors" means our Board of Directors or comparable governing body or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of our Board of Directors or comparable governing body.

        "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Change of Control" means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than Ensco, any subsidiary or employee benefit plan of Ensco or employee benefit plan of any subsidiary of Ensco) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of Ensco or other voting stock into which the voting stock of Ensco is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of transactions approved by the board of directors of Ensco as part of a single plan, of all or substantially all of the assets of Ensco as shown on Ensco's most recent audited balance sheet, to one or more "persons" (as that term is defined in the indenture) (other than Ensco or one of the subsidiaries of Ensco). Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Ensco becomes a direct or indirect wholly-owned subsidiary of a Person and (2)(A) the direct or indirect holders of the voting stock of such Person immediately following that transaction are substantially the same as the holders of the voting stock of Ensco immediately prior to that transaction or (B) immediately following that transaction, no person or group (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such Person.

        "Change of Control Triggering Event" means the occurrence of a Change of Control, which occurrence is followed by a Rating Decline within 90 days thereof.

        "Consolidated Net Tangible Assets" means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

  •
  all current liabilities (excluding liabilities that are extendible or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term Indebtedness); and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly balance sheet and in accordance with GAAP.

        "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

        "Entity" means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).

        "Funded Indebtedness" means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

        "GAAP" means United States generally accepted accounting principles and policies consistent with those applied in the preparation of our financial statements.

        "Indebtedness" means:

  •
  all indebtedness for borrowed money (whether full or limited recourse);

  •
  all obligations evidenced by bonds, debentures, notes or other similar instruments;

  •
  all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

  •
  all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

  •
  all Capitalized Lease Obligations;

  •
  all Indebtedness of others secured by a Lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person's legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

  •
  all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.

        "Issue Date" means the date on which the notes are first authenticated and delivered under the indenture.

        "Joint Venture" means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

        "Lien" means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the indenture, we or any of our Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

        "Maturity" when used with respect to the notes, means the date on which the principal of such note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Officers" means our Chairman of the Board, President, Vice President, Treasurer, Controller, Secretary, Assistant Treasurer, Assistant Controller or Assistant Secretary.

        "Officers' Certificate" means a certificate signed by two Officers and delivered to the trustee, which certificate shall be in compliance with the indenture.

        "Pari Passu Indebtedness" means any of our Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.

        "Permitted Liens" shall mean (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or Indebtedness of, any Person existing at the time such Person becomes a Subsidiary of us or at the time such Person is merged into or consolidated with us or any of our Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, and not incurred in contemplation of such merger, consolidation, sale, lease or other disposition; (iii) Liens in favor of us or any of our Subsidiaries or Liens securing debt of a Subsidiary owing to us or to another Subsidiary; (iv) Liens in favor of governmental bodies to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute; (v) Liens securing industrial revenue, pollution control or similar revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with in rem and other legal proceedings, which are being contested in good faith; (ix) Liens securing taxes, assessments, government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (x) Liens on the stock, partnership or other equity interest of us or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (xi) Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by us or any of our Subsidiaries in the ordinary course of business; (xii) Liens on current assets of us or any of our Subsidiaries securing our Indebtedness or Indebtedness of any such Subsidiary, respectively; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above, provided that the amount of Indebtedness secured by such extension, substitution, replacement or renewal shall not exceed the principal amount of Indebtedness being substituted, extended, replaced or renewed, together with the amount of any premiums, fees, costs and expenses associated with such substitution, extension, replacement or renewal, nor shall the pledge, mortgage or lien be extended to any additional Principal Property unless otherwise permitted under the covenant described under "Limitation on Liens."

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Principal Property" means any drilling rig or drillship, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

        "Rating Category" means:

          (1)   with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

          (2)   with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

        "Rating Decline" means a decrease in the rating of the notes by both Moody's and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody's, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB– to B+ will constitute a decrease of one gradation.

        "S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

        "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which we or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between us and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

        "Stated Maturity" when used with respect to the notes or any installment of principal thereof or interest thereon, means the date specified as the fixed date on which the principal of the notes or such installment of principal or interest is due and payable.

        "Subsidiary" means a Person at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

        "Wholly Owned Subsidiary" means, with respect to a Person, any Subsidiary of that Person to the extent

  (1)
  all of the Voting Stock of such Subsidiary, other than any director's qualifying shares mandated by applicable law, is owned directly or indirectly by such Person or

  (2)
  such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by another Person, if such Person:

  •
  directly or indirectly owns the remaining capital stock of such Subsidiary and

  •
  by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

 CERTAIN U.S. FEDERAL AND U.K. TAX CONSEQUENCES

U.S. Federal Income Tax Consequences to U.S. holders (as defined below)

        The following discussion summarizes certain U.S. federal income tax consequences of the ownership and disposition of the notes by U.S. holders (as defined below) who hold the notes as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and who purchase the notes for cash, in this offering at their "issue price" (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion is not a complete discussion of all the potential tax consequences of the ownership and disposition of notes that may be relevant to you. This discussion is based upon the Code, regulations issued under the Code, administrative rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis that could adversely affect a holder of the notes, or to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this prospectus supplement. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of owning or disposing of the notes.

        This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular U.S. holder in light of the U.S. holder's circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, insurance companies, real estate investment trusts, retirement plans, non-U.S. trusts or estates with U.S. beneficiaries, individual retirement accounts, tax-deferred accounts, holders subject to alternative minimum tax, dealers or traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. expatriates, persons whose functional currency is not the U.S. dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other integrated transaction. This discussion also does not address U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaties. The discussion also does not address any tax consequences of any holder who is not a U.S. holder.

        For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of notes and you are a "U.S. person" for U.S. federal income tax purposes. A "U.S. person" is:

  •
  an individual who is a citizen of the U.S. or a resident alien of the U.S. for U.S. federal income tax purposes;

  •
  an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable regulations to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships considering an investment in the notes should consult their tax advisors.

        This discussion is intended for general information purposes only. We urge you to consult your own tax advisors regarding the particular U.S. federal income, estate and gift tax consequences to you of owning and disposing of notes, any tax consequences that may arise under the laws of any relevant non-U.S., state, local or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws. Investors who purchase notes subsequent to their original issuance should consult their own tax advisors with respect to the tax treatment of such purchase (including, without limitation, any market discount or bond premium associated with the purchase of such notes).

Effect of Certain Contingencies

        In certain circumstances (see, e.g., "Description of Notes—Optional Redemption" and "Description of Notes—Change of Control Offer"), we may be obligated to pay amounts on the notes that are in excess of stated interest and principal. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing "contingent payment debt instruments." According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that any such payments will be made, each such payment is considered incidental or, in certain circumstances, if it is significantly more likely than not that no such payments will be made. Based on the foregoing, we intend to take the position that the notes are not subject to the contingent payment debt rules. If any additional payments are in fact made, holders generally will be required to recognize such amounts as income.

        Our determination that the notes are not contingent payment debt instruments is binding on holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, holders subject to U.S. federal income taxation would be required, among other things, to (i) accrue interest income based on a projected payment schedule and a comparable yield (which could be a higher rate than the stated interest rate on the notes) regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder.

        The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders of the notes are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Payments of Interest

        Interest on a note (without reduction for any tax withheld and including any Additional Amounts paid in respect of such taxes) generally will be includable in gross income by a U.S.

holder as ordinary income at the time the interest is either received or accrued in accordance with such U.S. holder's regular method of accounting for U.S. federal income tax purposes.

        All such amounts of interest (including any Additional Amounts) will generally constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. taxes were to be paid or withheld in respect of payments on the notes (including any Additional Amounts), a U.S. holder may be eligible, subject to a number of complex limitations (including that the election to deduct or credit non-U.S. taxes applies to all of your non-U.S. taxes for a particular tax year), for a deduction or a foreign tax credit. With certain exceptions, interest on the notes (including any Additional Amounts) will be treated as "passive category income," or in the case of certain U.S. holders, "general category income," for purposes of computing the foreign tax credit allowable under the Code. The rules governing foreign tax credits are complex and a U.S. holder of notes should consult its tax advisor regarding the availability of the foreign tax credit in its situation.

Sale, Exchange, or Other Taxable Disposition of the Notes

        Upon a sale, taxable exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount received upon such taxable disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income if not previously included in gross income) and the U.S. holder's adjusted tax basis in the note at that time. A U.S. holder's adjusted tax basis in a note will generally equal such holder's original purchase price for the note.

        Any gain or loss realized by a U.S. holder on the sale, taxable exchange, retirement, redemption or other taxable disposition of a note generally will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, retirement or other taxable disposition, the note has been held for more than one year; otherwise, the capital gain or loss will be short-term. Under current law, net long-term capital gain recognized by certain U.S. holders (including individuals) is generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

        Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A US holder may be subject to US backup withholding on these payments if the US holder fails to provide a correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a US holder will be allowed as a credit against the US holder's US federal income tax liability and may entitle the US holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Foreign Financial Asset Reporting

        Certain U.S. holders who hold interests in "specified foreign financial assets," such as the notes, may be required to disclose certain information relating to each "specified foreign financial asset" by attaching a complete IRS Form 8938, Statement of Specified Foreign Assets, to their U.S. federal income tax return for the relevant taxable year if the aggregate value of such assets exceeds a certain threshold, subject to certain exceptions (including an exception for notes held in accounts maintained by financial institutions, in which case the account itself may be reportable if maintained by a non-U.S. financial institution). You should consult your tax advisor regarding your information reporting requirements, including the significant penalties for non-compliance.

Medicare Tax

        Certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax (the "Medicare Tax") on the lesser of (a) the U.S. holder's "net investment income" for the relevant taxable year and (b) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). A U.S. holder's net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare Tax to its income and gains in respect of its investment in the notes.

U.K. Tax Consequences

        The following summary is of a general nature and describes certain UK tax considerations that relate to the notes and is based on current UK law and the practice of H.M. Revenue & Customs. It is not tax advice. The comments relate only to the position of persons who are the absolute beneficial owners of their notes and any payments in respect of such notes and may not apply to certain classes of persons such as dealers and holders who are connected with us for relevant tax purposes. This section offers general guidance only and in particular does not discuss the UK tax treatment relevant to convertible or exchangeable securities, asset linked securities or securities issued at anything other than no discount or a fixed discount to their redemption amount.

        Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under UK law and the laws of any other taxing jurisdiction.

Interest Payments

        If the notes are issued with a redemption premium, then any such premium may constitute interest for UK tax purposes and so be treated in the manner described below. References to "interest" in this section mean interest as understood in UK tax law. The statements below do not take account of any different definitions of interest which may prevail under any other law or which may be created by the terms and conditions of the notes or any related documentation.

        Payments of interest on the notes issued by the Company will not be subject to withholding or deduction for or on account of UK taxation because the notes will be treated as "quoted Eurobonds" within the meaning of section 987 of the Income Tax Act 2007 (the "Act") so long as they are listed on a "recognised stock exchange" within the meaning of Section 1005 of the Act. The New York Stock Exchange will be a "recognised stock exchange" so long as it is registered with the SEC as a national securities exchange.

        Even if the notes do not qualify as "quoted Eurobonds," the withholding obligation is disapplied in respect of payments to holders who the Company reasonably believes are either a UK resident company or a non-UK resident company carrying on a trade in the UK through a UK permanent establishment which is within the charge to corporation tax, or fall within various categories enjoying a special tax status (including charities and pension funds), or are partnerships consisting of such persons (unless HM Revenue & Customs directs otherwise).

        In all other cases, payments of interest will generally be made after deduction of tax at the basic rate, which is currently 20%. Certain holders of notes who are resident in the US may be entitled to receive payments free of deductions for or on account of UK tax under the UK—US double taxation treaty and may therefore be able to obtain a direction to that effect from the appropriate taxation authority in the UK. Holders of notes who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction will, in either case, only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of notes resident in another jurisdiction who is entitled to relief may subsequently claim the amount, or a proportion of the amount withheld, as appropriate, from HM Revenue & Customs.

        The interest on notes issued by the Company will have a UK source for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding. However, interest with a UK source received without deduction or withholding on account of UK tax will effectively not be chargeable to UK tax in the hands of a person who is not resident for tax purposes in the UK unless that person carries on a trade, profession or vocation in the UK through a branch or agency (or, for holders who are companies, through a permanent establishment) in the UK in connection with which the interest is received or to which the notes are attributable. There are certain exceptions for interest received by certain categories of agents (such as some brokers and investment managers).

Tax on Ownership and Disposition

        A holder who is not resident in the UK will not be liable to UK taxation in respect of a disposal (including redemption) of the notes, any gain accrued in respect of the notes or any change in the value of the notes, unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the UK through a branch or agency (or, for corporate holders, a permanent establishment) and the notes were used in or for the purposes of that trade, profession or vocation or acquired for the use by or for the purposes of the branch or agency or permanent establishment or used or held for the purposes of the branch or agency or permanent establishment.

        In general holders which are within the charge to UK corporation tax will be treated for tax purposes as realising profits, gains or losses in respect of the notes on a basis which is broadly in accordance with their statutory accounting treatment so long as the accounting treatment is in accordance with generally accepted accounting practice as that term is defined for tax purposes. Such profits, gains and losses (or, where the holder's functional currency is not sterling, then the sterling equivalent of such profits, gains and losses as computed in the holder's functional currency) will be taken into account in computing taxable income for corporation tax purposes.

        If the holder is an individual resident in the UK, he or she may have to account for capital gains tax in respect of any gains arising on a disposal of the notes, unless the notes are "qualifying corporate bonds" within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the notes for the purposes of taxation of chargeable gains. Any capital gains would be calculated by comparing the sterling values on purchase and disposal of the notes, so a liability to tax could arise where the non-sterling amount received on a disposal was less than or the same as the amount paid for the notes.

        If the notes were issued at a significant or deep discount (within the meaning of Part 4, Chapter 8 of the Income Tax (Trading and Other Income) Act 2005) to their redemption amount then they would be a "qualifying corporate bond" for a holder within the charge to capital gains tax but all profits and losses on their disposal would be taxed as income.

        The provisions of the accrued income scheme (the "Scheme") may apply to certain holders who are subject to income tax, in relation to a transfer of the notes. On a transfer of securities with accrued interest the Scheme usually applies to deem the transferor to receive an amount of income equal to the accrued interest and to treat the deemed or actual interest subsequently received by the transferee as reduced by a corresponding amount. Generally, persons who are not resident in the UK and who do not carry on a trade in the UK through a branch or agency to which the notes are attributable will not be subject to the provisions of these rules.

        A holder who is an individual and who ceases to be resident for tax purposes in the UK for a period of five years or less and who disposes of notes during that period may be liable to UK taxation on chargeable gains arising during the period of absence, subject to any available exemption or relief.

Provision of Information by and/or to HM Revenue & Customs

        HM Revenue & Customs has powers to obtain information (including the name and address of the beneficial owner of the interest) in relation to the notes from a range of persons, including any person in the United Kingdom:

  •
  who either pays interest to or receives interest for the benefit of an individual; or

  •
  who either pays amounts payable on the redemption of the notes which are "deeply discounted securities" to, or receives such amounts for the benefit of, an individual (although HMRC published practice indicates that it will not exercise its power to require this information where such amounts are paid on or before April 5, 2018).

        Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

Stamp Duty and Stamp Duty Reserve Tax

        No UK stamp duty or stamp duty reserve tax will generally be payable by a holder of the notes on the issue or redemption of the notes by the Company.

        No liability for UK stamp duty or stamp duty reserve tax should arise on a transfer of, or an agreement to transfer, the notes.

The proposed financial transaction tax ("FTT")

        On February 14, 2013, the European Commission published a proposal (the "Commission's Proposal") for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the "participating Member States").

        The Commission's Proposal has very broad scope and could, if introduced, apply to dealings in the notes (including secondary market transactions) in certain circumstances.

        Under the Commission's Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        Additional EU Member States may decide to participate and/or participating Member States may decide to withdraw. It was announced in December 2015 that Estonia had withdrawn. The Council of the European Union most recently discussed the progress of work on the remaining open issues on December 6, 2016.

        The FTT proposal remains subject to negotiation between the participating member states and the scope and timing of any such tax is uncertain.

BOOK-ENTRY, DELIVERY AND FORM

        Except as set forth below, the notes will be represented by one or more permanent global notes in registered form without interest coupons ("global notes"). The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC's nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form ("certificated notes") except in the limited circumstances described below. See "—Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of such notes in certificated form.

        Beneficial interests in the global notes may be held through Clearstream Banking, S.A. ("Clearstream") or the Euroclear System ("Euroclear") (as indirect participants in DTC).

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream and Euroclear), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Clearstream and Euroclear is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global notes; and

          (2)   ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC

  (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in global notes). Investors in the global notes who are participants in DTC's system may hold their interests therein directly through DTC.

        Investors in global notes who are not participants may hold their interests therein indirectly through organizations (including Clearstream and Euroclear) that are participants in such system. Clearstream and Euroclear may hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Clearstream or Euroclear, may be subject to the procedures and requirements of DTC. Those interests held through Clearstream or Euroclear may also be subject to the procedures and requirements of such systems.

        The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a global note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

        Except as described below, owners of an interest in global notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of and any premium and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in global notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Clearstream and Euroclear will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants, on the one hand, and Clearstream or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Clearstream or Euroclear, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories for Clearstream or Euroclear.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or those participants has or have given the relevant direction.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants in DTC, Clearstream and Euroclear, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of us, the trustee or any of our respective agents will have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

        We will make payments in respect of notes represented by global notes, including payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Notes represented by global notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by global notes will, therefore, be required by DTC to be settled in immediately available funds.

        Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a global note from a participant will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream and Euroclear) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream or Euroclear as a result of sales of interests in a global note by or through a Clearstream or Euroclear participant to a participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC's settlement date.

Certificated Notes

        Unless and until they are exchanged, in whole or in part, for certificated notes in accordance with the terms of the indenture, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNDERWRITING

        Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as global coordinators and bookrunners of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc.	$226,804,000
Citigroup Global Markets Inc.	226,804,000
HSBC Securities (USA) Inc.	134,021,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	134,021,000
DNB Markets, Inc.	103,093,000
BNP Paribas Securities Corp.	92,783,000
Morgan Stanley & Co. LLC	51,546,000
Skandinaviska Enskilda Banken AB (publ)	30,928,000

Total	$1,000,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters also reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed that, during the period commencing on the date of this prospectus supplement and ending on the business day after the notes are issued, we will not, without the prior written consent of Deutsche Bank Securities Inc., offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by us (other than the notes) or publicly announce an intention to effect any such transaction.

        We are to pay to the underwriters an underwriting discount of 1.455% in connection with this offering (expressed as a percentage of the principal amount of the notes).

        We estimate that our total expenses for this offering will be approximately $2.0 million.

        The notes are a new issue of securities, and there is no public trading market for the notes. We are applying for listing of the notes on the NYSE; however, we can give no assurances that the notes will be so listed. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters may cease their market-making at any time. The liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a consequence, an active trading market may not develop or be maintained for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We expect delivery of the notes will be made against payment therefor on or about January 26, 2018, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as "T+10"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the succeeding eight business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Certain of the underwriters and their respective affiliates may hold positions in our outstanding notes, including the repurchase notes, and therefore may receive a portion of the net proceeds from this offering if we redeem any of those notes or purchase any of the repurchase notes pursuant to the tender offers. See "Use of Proceeds." Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility. Deutsche Bank Trust Company Americas, the trustee for the notes, is an affiliate of Deutsche Bank Securities Inc. Deutsche Bank Securities Inc., BNP Paribas Securities Corp., DNB Markets, Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Skandinaviska Enskilda Banken AB (publ) are the dealer managers for the tender offers.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

          A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of notes referred to in (A) to (C) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of this provision, the expression an "offer of notes to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"); and (b) the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPS Regulation.

        Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the notes has led to the conclusion that (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a "distributor") should take into consideration the manufacturers' target market assessment;

however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        Each underwriter has represented and agreed that:

  (a)
  it has communicated or caused to be communicated and will communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes only in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the notes to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The notes may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        The validity of the notes and certain other matters with respect to this offering are being passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters of New York law with respect to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

        The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 2017, June 30, 2017, and September 30, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

        The audited historical financial statements of Atwood Oceanics, Inc. and management's assessment of the effectiveness of internal control over financial reporting included in exhibit 99.2 of Ensco plc's Current Report on Form 8-K/A dated December 15, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Ensco plc

Debt Securities
Class A Ordinary Shares
Preference Shares
Ordinary Shares
Warrants
Share Purchase Contracts
Guarantees
Units

        From time to time, we may offer to sell debt securities, Class A Ordinary Shares, preference shares, ordinary shares, warrants, share purchase contracts and guarantees, as well as units that include any of these securities or securities of other entities. The debt securities, preference shares, warrants and share purchase contracts may be convertible into or exercisable or exchangeable for Class A Ordinary Shares, ordinary shares or preference shares or other securities of our company or debt or equity securities of one or more other entities.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in, or will be calculable from the information set forth in, the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

        Our Class A Ordinary Shares trade on the New York Stock Exchange under the symbol "ESV".

        Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained on page 3 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2017.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

        As used in this prospectus, unless we state otherwise or the context indicates otherwise, references to "Ensco," the "Company," "we," "us" or "our" refer to Ensco plc and its subsidiaries. In the sections "Descriptions of Debt Securities," "Description of Preference Shares and Ordinary Shares," "Description of Warrants," "Description of Share Purchase Contracts," "Description of Guarantees" and "Description of Units," references to "Ensco," the "company," "we," "us" or "our" refer only to Ensco plc and not to any of our subsidiaries.

        This prospectus provides a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus shall be superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Conduct Authority's Prospectus Rules. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or any prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Ensco SEC Filings

  •
  Ensco's Annual Report on Form 10-K for the year ended December 31, 2016 (the "Form 10-K");

  •
  Ensco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

  •
  The information included in Ensco's Definitive Proxy Statement on Schedule 14A filed on March 31, 2017 to the extent incorporated by reference in Part III of the Form 10-K;

  •
  Ensco's Current Reports on Form 8-K filed January 11, 2017, January 23, 2017, March 10, 2017, May 23, 2017, May 30, 2017, July 27, 2017, September 28, 2017, October 5, 2017, October 6, 2017, October 13, 2017 and October 25, 2017; and

  •
  The description of Ensco's Class A Ordinary Shares contained in Ensco's Current Report on Form 8-K filed December 23, 2009, as amended and superseded by the description set forth in the Current Report on Form 8-K filed May 15, 2012, as Ensco may update that description from time to time.

        We also incorporate by reference into this prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the completion of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

        You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400

        THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

FORWARD-LOOKING INFORMATION

        The information contained in this prospectus is accurate only as of the date hereof.

        This prospectus and the documents incorporated herein by reference contain some forward-looking statements that set forth anticipated results based on management's plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public, as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will," "target," "forecast" and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, future performance or results of current and anticipated products, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

        We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions, including, but not limited to, the risks and uncertainties described under "Risk Factors" below and in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements.

        You should take care not to place undue reliance on forward-looking statements, which represent our views only as of the date they are made.

        We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

RISK FACTORS

        Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

THE COMPANY

        Ensco is a global offshore contract drilling company and one of the leading providers of offshore contract drilling services to the international oil and gas industry. On October 6, 2017, we acquired Atwood Oceanics, Inc. As a result, we currently own and operate an offshore drilling rig fleet of 62 rigs, with drilling operations in most of the strategic markets around the globe. We also have three rigs under construction. Our rig fleet consists of 12 drillships, 11 dynamically positioned semisubmersible rigs, four moored semisubmersible rigs and 38 jackup rigs. Our offshore rig fleet is one of the world's largest amongst competitive rigs, including one of the newest ultra-deepwater fleets in the industry and a leading premium jackup fleet.

        Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ, and our telephone number is +44 (0) 20 7659 4660. We are registered in England and Wales under company number 7023598. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to non-controlling interests and interest capitalized. "Fixed charges" consist of interest expensed and capitalized and estimates of interest within rental expense. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings. Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2012 through 2016 and the nine months ended September 30, 2017 are set forth below:

	Nine Months Ended September, 2017		Year Ended December 31,
			2016	2015		2014		2013	2012
Ratio of earnings to fixed charges		(1)	4.4x		(2)		(2)	7.4x	5.9x

(1)
For the nine month period ended September 30, 2017, our earnings were inadequate to cover our fixed charges by $71.2 million.

(2)
For the years ended December 31, 2015 and December 31, 2014, our earnings were inadequate to cover our fixed charges by $1,550.9 million and $2,625.5 million, respectively. Net loss from continuing operations before income taxes of $1,471.2 million and $2,548.8 million for the years ended December 31, 2015 and December 31, 2014 included a non-cash loss on impairment of $2,746.4 million and $4,218.7 million, respectively.

        We had no preferred stock outstanding for any period presented, and accordingly, the ratio of combined fixed charges and preferred stock dividends to earnings is the same as the ratio of earnings to fixed charges for those periods.

DESCRIPTION OF DEBT SECURITIES

        The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Ensco plc and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities will be issued under the indenture dated as of March 17, 2011 between us and Deutsche Bank Trust Company Americas, as trustee. The unsecured senior subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement.

        The unsecured senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we issue any senior subordinated debt securities or subordinated debt securities, we will file forms of the senior subordinated debt indenture and the subordinated debt indenture, as applicable, by amendment to the registration statement of which this prospectus is a part. You should refer to the applicable indenture for more specific information.

        The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility and ship mortgages or bonds, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness.

        We will include the specific terms of each series of the debt securities being offered in a supplement to this prospectus.

DESCRIPTION OF CLASS A ORDINARY SHARES

        For a full description of our Class A Ordinary Shares, nominal value $0.10 per share (the "Class A Ordinary Shares"), please see the documents identified in the section "Where You Can Find More Information; Incorporation by Reference" in this prospectus.

DESCRIPTION OF PREFERENCE SHARES AND ORDINARY SHARES

        Our articles of association do not expressly contemplate the issuance of preference shares or a new class of ordinary shares. However, subject to sufficient authorization being in place for the allotment and issuance of shares, preference shares or a new class of ordinary shares could be issued in the future with such rights or restrictions either as are determined by resolution of the shareholders or as determined by our board. Pre-emption rights may apply to such issuance. Such pre-emption rights would provide that when we wish to issue our "ordinary shares" (i.e. shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount of distribution) for cash, such shares must first be offered to the existing shareholders in proportion to their respective nominal amounts (i.e. par values) of their holdings. If any preference shares or new class of ordinary shares issued by us carried a right to a fixed income, pre-emption would not apply to the issue of such shares. English law permits our shareholders, by special resolution or a provision in our articles of association, to exclude pre-emptive rights for a period of up to five years.

        To grant our board with the authority to issue and allot preference shares or a new class of ordinary shares, an "ordinary resolution" must be passed by our shareholders. Such ordinary resolution must be approved by holders of a simple majority of the aggregate voting power of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of the company. To remove any applicable pre-emption rights and amend our articles of association, a "special resolution" must be passed by our shareholders. Such special resolution must be approved by the holders of at least 75% of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of the company.

        We will include the specific terms of each series of the preference shares and ordinary shares being offered in a supplement to this prospectus.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase Class A Ordinary Shares, preference shares, ordinary shares and debt securities. Each warrant will entitle the holder to purchase for cash a number of Class A Ordinary Shares, preference shares or ordinary shares or the principal amount of debt securities at the exercise price as, in each case, will be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

        Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

        The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

  •
  the title of the warrants;

  •
  the aggregate number of warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

  •
  the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

  •
  the date, if any, on and after which the warrants and the related securities will be separately transferable;

  •
  the maximum or minimum number of warrants which may be exercised at any time;

  •
  any other specific terms of the warrants; and

  •
  if appropriate, a discussion of material United States federal income or U.K. tax considerations.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

        We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our Class A Ordinary Shares, preference shares, or ordinary shares at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Class A Ordinary Shares, preference shares, or ordinary shares. The price per share of our Class A Ordinary Shares, preference shares or ordinary shares and number of shares of our Class A Ordinary Shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

        The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

        We may issue guarantees of debt securities and other securities. The applicable prospectus supplement will describe the terms of any guarantees. The guarantees will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        We may issue units of securities consisting of one or more share purchase contracts, warrants, debt securities, guarantees, Class A Ordinary Shares, preference shares, ordinary shares or any combination thereof. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

        Latham & Watkins LLP will be requested to advise us with respect to the validity under English law, if applicable, of any securities that may be offered pursuant to this prospectus. Latham & Watkins LLP may also be requested to advise us with respect to the validity under New York law, if applicable, of any securities that may be offered pursuant to this prospectus. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements of Ensco plc and its subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 2017, June 30, 2017, and September 30, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

$1,000,000,000

Ensco plc

7.75% Senior Notes due 2026

PROSPECTUS SUPPLEMENT

January 11, 2018

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